Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference of our report dated April 12, 2004 (except for paragraphs 2 and 3 of Note 15, as to which the dates are April 15, 2004 and May 28, 2004, respectively), in the Registration Statement (Form S-8) pertaining to the Radiation Therapy Services, Inc. Second Amended and Restated 1997 Stock Option Plan and the Radiation Therapy Services, Inc. 2004 Stock Incentive Plan, with respect to the consolidated financial statements and schedule of Radiation Therapy Services, Inc. and subsidiaries included in its Registration Statement (Post-Effective Amendment No. 1 to Form S-1) and related Prospectus of Radiation Therapy Services, Inc. for its registration of its common stock dated June 21, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

November 1, 2004

Tampa, Florida